Exhibit 99.1
NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

FRANKLIN ELECTRIC REPORTS THIRD QUARTER 2023 RESULTS

Third Quarter 2023 Highlights
•Consolidated net sales of $538.4 million, a decrease of 2% to the prior year
•Water Systems sales increased by 1%, while Fueling Systems and Distribution’s net sales decreased 14% and 2%, respectively
•Operating income was $78.1 million with solid operating margin of 14.5%
•GAAP fully diluted earnings per share (EPS) was $1.23
•Year-to-date cash flows from operating activities of $198.6 million increased $191.5 million over the prior year

Fort Wayne, IN – October 24, 2023 – Franklin Electric Co., Inc. today announced its third quarter financial results for fiscal year 2023.

Third quarter 2023 net sales were $538.4 million, compared to third quarter 2022 net sales of $551.7 million. Third quarter 2023 operating income was $78.1 million, compared to third quarter 2022 operating income of $80.0 million. Third quarter 2023 EPS was $1.23, versus EPS in the third quarter 2022 of $1.24.

“The third quarter, which is seasonally one of our stronger periods, was a solid quarter but more challenging than anticipated and our results were below our expectations as additional commodity price pressure in our Distribution business and further destocking impacted sales. Nevertheless, Water Systems set a third-quarter record for revenue and operating income on strong global execution. While underlying demand in our core markets remains solid, we continued to see customers extend project timelines and right-size inventory levels in response to improved supplier lead times. In addition, unfavorable weather lasted longer than expected during our busiest months, negatively impacting what is historically a strong quarter,” commented Gregg Sengstack, Franklin Electric’s Chairperson and Chief Executive Officer.

“Our team executed well and remained nimble as we delivered strong margins and robust cash flow generation with a focus on disciplined cost management. Year-to-date cash flows from operating activities increased about $190 million over the prior year as we progressed on our inventory reduction goals. Looking ahead, we remain focused on delivering for our customers while continuing to manage our costs and driving value for our shareholders.” concluded Mr. Sengstack.

Segment Summaries

Water Systems net sales were $295.8 million, a new third quarter record, an increase of $2.7 million compared to the third quarter 2022. Sales increases were led by continued strong end market demand for large pumps. Water Systems operating income in the third quarter 2023 was $52.7 million, a new quarterly record, driven by higher sales and disciplined cost management. Third quarter 2022 Water Systems operating income was $45.5 million.

Distribution net sales were $189.2 million in the third quarter 2023, a decrease of $4.0 million compared to the third quarter 2022. The Distribution segment operating income was $10.7 million in the third quarter

2023 compared to third quarter 2022 operating income of $19.0 million. Distribution segment sales and operating income were negatively impacted by wet weather across much of the US, margin compression from declining pricing of commodity-based products sold through the business, and some channel inventory destocking as supply chains normalize.

Fueling Systems net sales were $77.7 million in the third quarter 2023, a decrease of $12.5 million compared to the third quarter 2022 when the Company realized an all-time quarterly sales record and reduced its backlog significantly. Sales decreased in the U.S. and Canada by 14 percent and outside the U.S. and Canada by 20 percent. Fueling Systems operating income in the third quarter 2023 was $25.8 million. Third quarter 2022 Fueling Systems operating income was $28.6 million.

2023 Guidance

The Company is updating its guidance for full year 2023 sales to be in the range of $2.05 billion to $2.15 billion and full year 2023 EPS to be in the range of $4.07 to $4.17.

Earnings Conference Call

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The third quarter 2023 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:
https://edge.media-server.com/mmc/p/r99z8p6f
For those interested in participating in the question-and-answer portion of the call, please register for the call at the link below.
https://register.vevent.com/register/BIa2d593e01bb14f88810bce354d7ace04
All registrants will receive dial-in information and a PIN allowing them to access the live call. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).

A replay of the conference call will be available from Tuesday, October 24, 2023, through 9:00 am ET on Tuesday, October 31, 2023, by visiting the listen-only webcast link above.

Forward Looking Statements

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

Franklin Electric Contact:

Jeffery L. Taylor
Franklin Electric Co., Inc.
260-824-2900
Email: jeffery.taylor@fele.com

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Third Quarter Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Net sales	$538,431	$551,672	$1,592,163	$1,554,280

Cost of sales	352,178	361,077	1,055,164	1,029,063

Gross profit	186,253	190,595	536,999	525,217

Selling, general, and administrative expenses	107,687	109,366	324,651	322,352

Restructuring expense	462	1,185	735	1,898

Operating income	78,104	80,044	211,613	200,967

Interest expense	(2,984)	(3,066)	(10,309)	(7,492)
Other income/(expense), net	277	(1,250)	1,865	(2,787)
Foreign exchange expense	(2,483)	(3,376)	(8,098)	(4,290)

Income before income taxes	72,914	72,352	195,071	186,398

Income tax expense	14,746	13,380	39,167	37,544

Net income	$58,168	$58,972	$155,904	$148,854

Less: Net income attributable to noncontrolling interests	(370)	(348)	(1,181)	(1,101)

Net income attributable to Franklin Electric Co., Inc.	$57,798	$58,624	$154,723	$147,753

Earnings per share:
Basic	$1.25	$1.26	$3.34	$3.17
Diluted	$1.23	$1.24	$3.29	$3.13

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	September 30, 2023	December 31, 2022
ASSETS

Cash and equivalents	$62,507	$45,790
Receivables (net)	252,315	230,404
Inventories	543,540	544,980
Other current assets	41,136	36,916
Total current assets	899,498	858,090

Property, plant, and equipment, net	222,395	215,154
Lease right-of-use assets, net	42,307	48,948
Goodwill and other assets	561,096	572,009
Total assets	$1,725,296	$1,694,201

LIABILITIES AND EQUITY

Accounts payable	$170,862	$139,266
Accrued expenses and other current liabilities	103,396	123,788
Current lease liability	13,311	15,959
Current maturities of long-term debt and short-term borrowings	40,351	126,756
Total current liabilities	327,920	405,769

Long-term debt	88,036	89,271
Long-term lease liability	27,877	32,858
Income taxes payable non-current	4,837	8,707
Deferred income taxes	32,252	29,744
Employee benefit plans	31,897	31,889
Other long-term liabilities	28,835	25,209

Redeemable noncontrolling interest	1,035	620

Total equity	1,182,607	1,070,134
Total liabilities and equity	$1,725,296	$1,694,201

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
(In thousands)
	September 30, 2023	September 30, 2022
Cash flows from operating activities:
Net income	$155,904	$148,854
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	39,582	37,067
Non-cash lease expense	12,664	12,939
Share-based compensation	8,449	8,940
Other	10,894	9,160
Changes in assets and liabilities:
Receivables	(20,427)	(73,995)
Inventory	2,537	(122,150)
Accounts payable and accrued expenses	4,376	1,881
Operating leases	(12,847)	(12,939)
Income taxes-U.S. Tax Cuts and Jobs Act	(2,902)	(355)
Other	399	(2,242)

Net cash flows from operating activities	198,629	7,160

Cash flows from investing activities:
Additions to property, plant, and equipment	(30,155)	(29,327)
Proceeds from sale of property, plant, and equipment	—	6
Acquisitions and investments	(6,641)	(1,576)
Other investing activities	26	9

Net cash flows from investing activities	(36,770)	(30,888)

Cash flows from financing activities:
Net change in debt	(87,653)	83,679
Proceeds from issuance of common stock	9,010	3,584
Purchases of common stock	(29,888)	(30,731)
Dividends paid	(31,315)	(27,293)
Deferred payments for acquisitions	(448)	—

Net cash flows from financing activities	(140,294)	29,239

Effect of exchange rate changes on cash and cash equivalents	(4,848)	(6,524)
Net change in cash and cash equivalents	16,717	(1,013)
Cash and cash equivalents at beginning of period	45,790	40,536
Cash and cash equivalents at end of period	$62,507	$39,523

Key Performance Indicators: Net Sales Summary

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated
Q3 2022	$183.7	$41.3	$46.0	$22.1	$293.1	$90.2	$193.2	$(24.8)	$551.7
Q3 2023	$182.0	$45.5	$48.7	$19.6	$295.8	$77.7	$189.2	$(24.3)	$538.4
Change	$(1.7)	$4.2	$2.7	$(2.5)	$2.7	$(12.5)	$(4.0)	$0.5	$(13.3)
% Change	(1)%	10%	6%	(11)%	1%	(14)%	(2)%		(2)%

Foreign currency translation	$(0.6)	$(6.1)	$(5.4)	$(0.5)	$(12.6)	$—	$—		$(12.6)
% Change	—%	(15)%	(12)%	(2)%	(4)%	—%	—%		(2)%

Volume/Price	$(1.1)	$10.3	$8.1	$(2.0)	$15.3	$(12.5)	$(4.0)	$0.5	$(0.7)
% Change	(1)%	25%	18%	(9)%	5%	(14)%	(2)%	(2)%	—%

Key Performance Indicators: Operating Income and Margin Summary

Operating Income and Margins
(in millions)	For the Third Quarter 2023
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$52.7	$25.8	$10.7	$(11.1)	$78.1
% Operating Income To Net Sales	17.8%	33.2%	5.7%		14.5%

Operating Income and Margins
(in millions)	For the Third Quarter 2022
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$45.5	$28.6	$19.0	$(13.1)	$80.0
% Operating Income To Net Sales	15.5%	31.7%	9.8%		14.5%